Exhibit 26

                         California U.S. Holdings, Inc.
                                 c/o ATARI, Inc.
                                417 Fifth Avenue
                               New York, NY 10016
                            United States of America

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Nexgen Capital Limited,
Ormonde House
12 Lower Leeson Street
Dublin 2, Ireland


New York, June 11, 2004

Dear Sirs,

         We are writing in connection with the Share Purchase Agreement between you and our company dated June 11, 2004 for at least 10,600,000 shares of common stock (the "Shares") of Atari, Inc. ("Atari"). As you know, the Shares are currently restricted securities subject to restrictions in accordance with applicable stock market regulations. In order for you to freely trade the Shares, we hereby undertake to cause Atari to file no later than July 5, 2004 with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (the "Registration Statement") providing for the sale of all of the Shares. We shall cause Atari to use its reasonable efforts to cause such Registration Statement to be declared effective by the SEC as soon thereafter as is practicable and to keep the Registration Statement continuously effective for a period expiring on the earlier of (i) the date on which all of the Shares covered by the Registration Statement have been sold pursuant thereto (or pursuant to private sale transactions) and (ii) two years from the date of effectiveness of the Registration Statement. We further agree to cause Atari to amend the Shelf Registration Statement if and as required by applicable laws, rules, regulations or instructions.

         We undertake to bear all costs associated with or incidental to the registration of the Shares, including without limitation, (i) all registration and filing fees imposed by the SEC or Nasdaq, (ii) all fees and expenses incurred in connection with compliance with state securities or "blue sky" laws (including reasonable fees and disbursements of counsel) and compliance with the rules of the NASD, (iii) all expenses of any persons associated with preparation of the Registration Statement, any prospectus or supplement thereto, certificates and other documents relating to the performance of and compliance with this agreement, (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Shares on any securities exchange or exchanges,
(v) the fees and disbursements of counsel for Atari and of its independent public accountants, and (v) the fees and disbursements, if any, of your counsel in connection with this letter, the preparation and review of the Registration Statement and the sale of the Shares pursuant to such Registration Statement.

         In connection with the obligations of Atari with respect to the Registration Statement contemplated by this agreement, we undertake to cooperate with Atari to facilitate the sale of the Shares and, without limiting the foregoing, we shall cause Atari to:

         (a) amend the Registration Statement as may be necessary to keep the Registration Statement effective for the applicable period as set out above; (ii) cause the prospectus to the Registration Statement to be amended or supplemented as required and to be filed as required by Rule 424 or any similar rule that may be adopted under the Securities Act of 1934, as amended (the "Securities Act");
              (iii) respond as promptly as practicable to any comments received from the SEC with respect to the Registration Statement or any amendment thereto; and (iv) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

         (b) furnish to each holder of Shares, without charge, as many copies of each prospectus to the Registration Statement, and any amendment or supplement thereto, as such holder may reasonably request in order to facilitate the public sale or other disposition of the Shares;

         (d) use its reasonable efforts to register or qualify the Shares by the time the Registration Statement is declared effective by the SEC under all applicable state securities or blue sky laws of such jurisdictions in the United States and its territories and possessions as any holder of Shares shall reasonably request in writing and to keep each such registration or qualification effective during the period the Registration Statement is required to be kept effective; provided, however, that in connection therewith, Atari shall not be required to (i) qualify as a foreign corporation to do business or to register as a broker or dealer in any such jurisdiction where it would not otherwise be required to qualify or register but for this paragraph, (ii) subject itself to taxation in any such jurisdiction, or (iii) file a general consent to service of process in any such jurisdiction;

         (e) notify each holder of Shares promptly and, if requested by such holder, confirm in writing, (i) if Atari receives any notification with respect to the suspension of the qualification of the Shares, and (ii) of the happening of any event as a result of which such Registration Statement, or the prospectus thereto, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and Atari shall take all reasonable actions necessary to correct any such untrue statement of a material fact or omission of a material fact;

         (f) use its reasonable efforts to cause all Shares to be listed on any securities exchange on which similar securities issued by Atari are then listed;

         (g) cooperate fully with all and any public sales of the Shares, including but not limited to using its reasonable efforts to obtain opinions of counsel necessary to obtain the removal of restrictive legends from the certificates representing the Shares.

         We agree to indemnify and hold harmless each holder of Shares and any officers and directors of each holder, as well as any person, if any, who controls any holder within the meaning of Section 15 of the Securities Act, against all losses, liabilities, claims, damages and expenses, as incurred, arising out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any prospectus or amendment thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnity provided pursuant to this paragraph shall not apply to any holder with respect to any loss, liability, claim, damage or expense that arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Atari by such holder expressly for use in the Registration Statement (including any prospectus or amendment thereto).

         In connection with any sale, transfer or other disposition by any holder of any Shares pursuant to Rule 144 under the Securities Act, we shall cause Atari to cooperate with such holder to facilitate such sales.

         This agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent holders of Shares (other than holders who acquired their Shares pursuant to a sale under the Registration Statement). This agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this agreement in any court of the United States or any State thereof having jurisdiction.

         Yours, truly



         Bruno Bonnell
         Director